Exhibit 1

Sales of Acadia Realty Trust (AKR) by Yale University on 2/27/2007:

Number of Common Shares of			Amount of Securities Owned
Beneficial Interest Sold		Price Per Share	Following Reported Transaction

	9,700	26.90	2,083,238
	600	26.91	2,082,638
	19,900	27.00	2,062,738
	300	27.01	2,062,438
	700	27.02	2,061,738
	400	27.04	2,061,338
	2,300	27.05	2,059,038
	500	27.06	2,058,538
	1,780	27.07	2,056,758
	1,320	27.08	2,055,438
	8,200	27.09	2,047,238
	800	27.10	2,046,438
	1,200	27.11	2,045,238
	100	27.13	2,045,138
	200	27.14	2,044,938
	700	27.15	2,044,238
	100	27.16	2,044,138
	200	27.18	2,043,938
	100	27.20	2,043,838
	1,600	27.25	2,042,238
	100	27.29	2,042,138

Total:	50,800 shares sold